RETIREMENT AGREEMENT
This Retirement Agreement (the “Agreement”) is made as of June 1, 2015, by and between Tech Data Corporation, a Florida Corporation, located at 5350 Tech Data Drive, Clearwater, Florida (the “Employer”) and Jeffery P. Howells (the “Executive”).
WHEREAS, Executive is employed by the Employer as its Executive Vice President and Chief Financial Officer; and
WHEREAS, the parties wish to confirm the termination of Executive’s employment with the Employer and set forth their agreement as to the manner in which the Employee’s employment with the Employer will be closed out.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and Executive agree as follows:

1.
Last Day of Employment. On June 5, 2015 (the “Retirement Date”), Executive will retire from employment with the Employer and all of its affiliates, and resign all positions he holds with or by virtue of such employment, in each case, effective as of the Effective Date. As of the Retirement Date, Executive will cease to participate as an active employee in all benefit plans maintained, sponsored or provided by the Employer, provided that Executive’s health care benefits, if any, shall continue through June 30, 2015, after which time Executive shall be eligible to elect continuing coverage pursuant to COBRA. Executive will execute any documents reasonably requested by the Employer to effectuate his retirement. In the event that Executive’s employment terminates for any reason prior to the Retirement Date, this Agreement shall be null and void ab initio.

2.
Separation Payments and Benefits. As soon as practicable after the date hereof, and no later than such time as may be required by applicable law, the Employer will (a) pay Executive any unpaid base salary earned prior to the Retirement Date, (b) pay Executive for his accrued and unused vacation in accordance with the Employer’s policies and (c) reimburse Executive for any business expenses that were incurred prior to the Retirement Date and are properly submitted and reimbursable in accordance with Employer’s policies. In addition, in consideration for and subject to (i) Executive signing the General Release and Waiver attached hereto as Exhibit A (the “Release”) within twenty-one days following the Retirement Date, the occurrence of the Effective Date (as defined in the Release) and the Executive not revoking such Release at any point after execution thereof, and (ii) Executive’s compliance with the terms and conditions of this Agreement, Employer agrees as follows:

a.
Employer shall pay to Executive a cash payment of $810,216, representing fifty-two weeks of salary at Executive’s base rate of pay, in equal bi-weekly installments commencing on the first regular payroll date of Employer following the expiration of the Release revocation period without Executive exercising the revocation right;

b.
Employer shall pay to Executive a lump sum payment in the amount of $567,151.20, representing Executive’s target bonus amount for fiscal year 2016, at the same time bonus payments are made to the Employer’s active employees in 2016; and

c.
the 14,906 restricted stock units granted to Executive on April 11, 2014 (the “2014 Restricted Stock Units”) that are currently unvested shall remain outstanding and shall vest on their originally-scheduled vesting dates in 2016 and 2017. Executive acknowledges and agrees that all other unvested equity awards held by him as of the Retirement Date shall terminate on such date and shall not continue to vest.

For the avoidance of doubt, each payment listed above, including each installment payment in Section 2(a) above, is conditioned on Executive’s compliance with the terms of this Agreement, including the covenants set forth in Sections 5 and 6 hereof. Should Executive fail to comply with such terms, the installment payments will stop and no further sums will be due or owing by the Employer to Executive or on Executive’s behalf, and the Employer shall have the right to recover any amounts previously paid pursuant to this Agreement. For purposes of clarification, in the event that Executive’s death occurs prior to the date on which all payments set forth in Section 2(a)-(c) above have been made, any such unpaid amounts shall be paid to Executive’s estate on the regularly scheduled dates set forth above, subject to Executive’s prior compliance and his estate’s continued compliance with the terms of this Agreement, as applicable.
All payments and benefits to be paid or provided to Executive pursuant to this Agreement will be subject to applicable withholding taxes.

3.
No Consideration Absent Execution of this Agreement and the Release. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in Section 2 above, except for Executive’s execution of this Agreement and the Release and the fulfillment of the promises contained herein.

4.
Acknowledgments and Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against Employer. Executive also affirms that Executive has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Executive’s agreement(s) with Employer and/or common law.
Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies

5.
Confidentiality and Return of Property. Executive acknowledges that the Employer’s Confidential Information is the exclusive property of Employer, is material and confidential, and greatly affects the effective and successful conduct of the business of Employer. Executive shall not at any time, directly or indirectly, either during Executive’s employment with the Employer or following the Retirement Date, divulge, reveal or communicate Employer’s Confidential Information to any person, firm, corporation or entity whatsoever, or use Employer’s Confidential Information for Executive’s own benefit or for the benefit of others.

For purposes of this Agreement, the term “Confidential Information” means any and all information, including, but not limited to, information or ideas conceived or developed by Executive, applicable to or in any way related to (i) the present or future business of the Employer, (ii) research and development related to the Employer’s business, (iii) the business of any customer or vendor of the Employer, (iv) trade secrets, (v) processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, and techniques, (vi) all plans or strategies for marketing, development and pricing, and (vii) all information concerning existing or potential customers or vendors, and all similar information disclosed to the Employer by other persons and any information in documents or computers.

Executive affirms that as of the Retirement Date, Executive will return all of Employer’s property, documents, and/or any Confidential Information in Executive’s possession or control.
Executive agrees to fully cooperate, in all reasonable respects, with Employer in regard to any internal or external investigations of Employer, its business, its business practices, or the like relating to the period in which Executive is or was employed by the Employer by any regulatory authority or third party litigant. If Executive is requested to provide assistance after termination of his employment in any such investigation or litigation, then he will be reimbursed for any reasonable travel and other expenses. Employer will make every effort to coordinate any requests for cooperation in a manner that does not unreasonably interfere with Executive’s other commitments following the Retirement Date and in the event such cooperation requires Executive to spend more than ten (10) hours per quarter providing such cooperation, Employer will reimburse Executive a reasonable hourly rate for those hours in a quarter that exceed ten. Other than the further cooperation with regard to internal or external investigations, regulatory issues or litigation, Executive is not required to provide further transition support following the Retirement Date.

Executive further acknowledges and agrees that any corporate card of a financial institution issued to Executive (“Corporate Card”) will be canceled upon the Retirement Date and any outstanding balances that are not valid expenses to be reimbursed under Employer’s expense reimbursement policy will be deducted from Executive’s final paycheck and/or separation paycheck(s) and paid directly to the issuing financial institution to the extent permitted under applicable law.  Executive hereby authorizes the Employer to make such deductions from his/ her final paycheck or separation paycheck(s) and to make payments to the issuing financial institution as described above, in accordance with applicable federal and state law.

6.	Non-Disparagement, Non-Compete and Non-Solicitation Provisions.

a.	Non-Disparagement. Executive shall not, at any time, denigrate or disparage Employer or any of its Board of Directors or officers.

b.
Non-Compete. As a condition to Employer’s obligations under this Agreement, Executive agrees that for a period of one (1) year following the Retirement Date, anywhere in the world (and each incorporated and unincorporated area thereof), Executive will not own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in wholesale distribution of computer hardware and/or software products or the sale or distribution of IT, technology or mobility products or services. Nothing contained in this Section 6.b shall be interpreted to prohibit Executive from owning stock in publicly traded corporations that may compete with Employer provided such stock ownership does not represent a majority or controlling interest in such corporations.

c.
Non-Solicitation. Executive also agrees that for a period of one (1) year following the Retirement Date, Executive will not: (i) directly or indirectly, hire or participate in the hiring of any employee of Employer or its subsidiaries, provided, however that this restriction shall not apply either to former employees of Employer or to employees who respond to a general advertisement; (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer or its subsidiaries to leave Employer for any reason; and (iii) solicit or induce, or attempt to solicit or induce any customer of or vendor to Employer or its subsidiaries to stop doing business with or move some or all of such customer or vendor business to a person or entity other than Employer and its subsidiaries. Executive acknowledges that irreparable harm will be suffered by Employer in the event of the breach or potential breach by Executive of any of Executive’s obligations under this Section 6.c.

d.
Invalid Provision. The validity or unenforceability of any provision of this Section 6 shall not affect the validity or enforceability of any other provision of this Agreement. Executive and Employer have specifically agreed and acknowledged that the provisions in Section 6 are fair, reasonable and material. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that (i) it is the parties intention and agreement that this Section 6 be enforced as written, and (ii) in the event a court of competent jurisdiction should determine that any restriction or covenant is too broad or extensive to permit enforcement to its fullest extent, the scope of any such restriction or covenant may be modified but only as necessary as the court, in its judgment, deems warranted in order to have the fullest enforcement possible consistent with governing law.

e.
Interpretation. Should any provision of this Section 6 be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Section 6 in full force and effect.

7.
Equitable Relief and Survival. The parties acknowledge that if Executive were to breach the provisions of Sections 5 or 6 hereof, money damages alone would not be a sufficient remedy. Therefore, the parties agree that, in addition to money damages and any other relief available, Employer shall also be entitled to obtain an injunction or other equitable relief to enforce the provisions of Sections 5 and/or 6. The provisions of Sections 5, 6 and 7 shall survive any termination of this Agreement indefinitely.

8.
Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”) (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A or the Employer independently makes such determination, the Employer shall, after consulting with Executive and solely in the event and to the extent the Employer’s outside counsel deems it necessary to avoid any such additional tax or interest, reform such provision to comply with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Section 409A. To the extent that the Employer in good faith determines that any payment or benefit provided for under this Agreement constitutes a “deferral of compensation” under Code Section 409A and that Executive is a “specified employee” (as defined under Code Section 409A) as of the relevant date, no such amounts shall be paid to Executive prior to (and will instead be paid on) the earlier of (i) the date that is six months following the date of Executive's “separation from service” with the Employer (within the meaning of Code Section 409A), or (ii) the 30th day following the date on which the Employer receives notice of Executive's death, provided that Executive's death occurs after his separation from service date. In no event shall the Employer be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to Executive hereunder. It is intended that each installment of the payments and benefits provided to Executive pursuant to Section 2 hereof shall be treated as a separate “payment” for purposes of Section 409A.

9.	Withholding Of Taxes. Employer shall be entitled to withhold from any payments and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.
Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either Employer or Executive of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13.
Binding Effect; Successors. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs and personal representatives and other legal representatives. In the event that all or substantially all of the business, assets and/or stock of the Employer is sold or transferred, then this Agreement shall be binding on the transferee of the business, assets and/or stock.

14.	Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15.
Construction of Agreement. The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

16.
Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof be declared invalid by a court of competent jurisdiction for any reason whatsoever and cannot be modified to be enforceable, its invalidity will not affect the validity of the remainder of the Agreement, which shall remain in full force and effect.

17.
Headings and Subsections. The section headings or subsection headings have been included for convenience only, are not part of this Agreement, and are not to be taken as an interpretation of any provision hereof. References to gender shall include each other gender, as appropriate. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but a single instrument.

18.	Attorneys’ Fees. Each party shall bear the cost of any attorneys’ fees and expenses incurred in connection with enforcement of its respective rights under this Agreement.

19.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, including the letter of intent dated April 13, 2015. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

The Parties knowingly and voluntarily sign this Retirement Agreement as of the date(s) set forth below:

TECH DATA CORPORATION
By:	/s/ Jeffery P. Howells	By:	/s/ David R. Vetter
	Jeffery P. Howells		David R. Vetter Senior Vice President, General Counsel
Date:	June 1, 2015	Date:	June 1, 2015

EXHIBIT A
GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE (the “Release”) is entered into between TECH DATA CORPORATION, a Florida Corporation, located at 5350 Tech Data Drive, Clearwater, Florida (the “Employer”) and Jeffery P. Howells (the “Executive”), as of the ____ day of June, 2015.
WHEREAS, the Employer engaged Executive to be an employee of the Employer;
WHEREAS, the Employee and the Executive are parties to a Retirement Agreement dated June 1, 2015 (the “Retirement Agreement”); and
WHEREAS, Section 2 of the Retirement Agreement provides that, as a condition to the receipt of certain payments and benefits described therein, Executive shall be required to execute a general release of claims in form satisfactory to the Employer.
NOW, THEREFORE, in consideration of the covenants set forth in the Retirement Agreement and herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and Executive agree as follows:

1.	Employment Status. The Executive’s employment with the Employer terminated effective as of June 5, 2015.

2.
Separation Payments. Subject to the occurrence of the Effective Date (as defined below) and effectiveness of the terms set forth herein, the Employer shall provide the Executive with the payments and benefits set forth in Section 2 of the Retirement Agreement at the time or times set forth therein.

3.
No Liability. This Release does not constitute an admission by the Employer or any of its affiliates, subsidiaries, divisions, successors and assigns or the officers, directors, employees and agents thereof, of any unlawful acts or of any violation of federal, state or local laws.

4.
General Release of Claims. In consideration of the payments and benefits set forth in Section 2 of the Retirement Agreement, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns, knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release as the “Releasees”), of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known and unknown, whether in law or in equity, asserted or unasserted, which the Executive had, has or may have or claim to have in the future against each or any of the Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of execution of this Release, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	The Civil Rights Act of 1991;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Executive Retirement Income Security Act of 1974 ("ERISA") (except for payment of any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Workers Adjustment and Retraining Notification Act;

▪	The Family and Medical Leave Act of 1993, as amended;

▪	The Fair Credit Reporting Act;

▪	The Fair Labor Standards Act of 1938 (FLSA), as amended;

▪	The Occupational Safety and Health Act of 1970 (OSHA), as amended;

▪	The Equal Pay Act of 1963;

▪	The Lilly Ledbetter Fair Pay Act;

▪	The National Labor Relations Act (NLRA), as amended;

▪	The Uniformed Services Employment and Reemployment Rights Act (USEERA);

▪	The Executive Polygraph Protection Act;

▪	The Genetic Information and Nondiscrimination Act;

▪	The Age Discrimination in Employment Act of 1967 and the Older Worker Benefit Protection Act;

▪	any other applicable federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
As part of the settlement, Executive specifically waives any present and future claim to reinstatement or employment with Employer at any time in the future. In addition, Executive specifically waives any rights of action and administrative and judicial relief which he might otherwise have available in the state and federal courts, including all common law claims and claims under federal and state constitutions, statutes and regulations and federal executive orders and county and municipal ordinances and regulations, as well as before the Wage and Hour Division, the Occupational Safety and Health Administration and any other division or department of the U.S. Department of Labor, the Equal Employment Opportunity Commission, or any other applicable local or regional agency, the National Labor Relations Board or any other federal, state or local administrative agency. Executive promises never to file, participate in or prosecute a lawsuit asserting any claims that are released by this Agreement. Executive further agrees not to voluntarily participate in any employment related lawsuit brought by any other employee or former employee against Employer.

Notwithstanding the foregoing, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf. In addition, this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding Executive’s specific representation to the Employer that he has entered into the Retirement Agreement and executed this Release knowingly and voluntarily.

In addition, notwithstanding anything to the contrary set forth herein, nothing in this Release will release (a) any obligation of the Employer to provide the payments and benefits set forth in Section 2 of the Retirement Agreement, (b) Executive’s right to payment of any vested benefits under any tax-qualified plans of the Employer, or Executive’s right to receive payment of his vested amounts under the Tech Data nonqualified deferred compensation plan, in each case at the time set forth and otherwise in accordance with the terms of the applicable plan, or (c) any right of indemnification or to director and officer liability insurance coverage under any of the Employer’s organizational documents or at law under any plan or agreement and applicable to Executive.

5.	Acknowledgments and Affirmations. Executive reaffirms that Executive has not filed, caused to be filed, or presently is a party to any claim against Employer.

Executive also affirms that Executive has reported all hours worked as of the date Executive signs this release and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits normally paid as of this date and all other compensation due will be paid per the applicable compensation plan. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation for taking such leave.
Executive further affirms that Executive has no unclaimed workplace injuries or occupational diseases.
Executive also affirms that Executive has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Executive’s agreement(s) with Employer and/or common law.
Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 8

06 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

6.
Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7.
Governing Law. This Release shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provision. In the event of a breach of any provision of this Release, the Employer may institute an action specifically to enforce any term or terms of this Release and/or to seek any damages for breach. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.

8.
Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Employer to seek the advice of legal counsel before signing this Release, and has been provided with a period of twenty-one (21) days in which to consider signing this Release.

9.
Revocation. This Release shall become effective, enforceable and irrevocable seven days after the date on which it is executed by Executive (the “Effective Date”). Executive has a period of seven (7) days following the execution of this Release during which Executive may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If the Effective Date does not occur for any reason, including because Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for in the Retirement Agreement, and to the extent any such payments or benefits were previously paid or provided, Executive will immediately reimburse the Employer for the amounts of such payments or benefits.

The Parties knowingly and voluntarily sign this General Release and Waiver Agreement as of the date(s) set forth below:

TECH DATA CORPORATION
By:	By:

Date:	Date: